CONSULTING  AGREEMENT


     CONSULTING AGREEMENT dated as of February 10, 2000 between NATIONAL REHAB PROPERTIES, INC., a Nevada corporation, ("NRPI"), on the one hand, and M. RICHARD CUTLER ("Cutler"), BRIAN A. LEBRECHT ("Lebrecht"), VI BUI ("Bui"), JAMES STUBLER ("Stubler") and SAMUEL EISENBERG ("Eisenberg", and, together with Cutler, Lebrecht, Bui and Stubler, the "Consultants"), on the other hand.


     WHEREAS:

     A. Consultants have agreed to render consulting services with regard to the negotiation and completion of a stock exchange between NRPI and the majority shareholder of MAS Acquisition XV Corp., an Indiana corporation (the "MAS XV Shareholder").

     B. In the event NRPI is able to complete the Stock Exchange with the MAS XV Shareholder, NRPI wishes to compensate Consultants for their consulting services.


     NOW  THEREFORE,  it  is  agreed:

     1.     Cash  Compensation.  NRPI  shall  pay  by  bank  wire  to  Cutler  a
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consulting fee of $100,000.00 immediately upon the execution of a stock exchange agreement  with  the  MAS  XV  Shareholder.

     2.     Stock  Compensation.  NRPI  shall  pay and cause to be issued to the
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Consultants  a  consulting  fee  of  500,000 shares of common stock of NRPI (the
"Shares") immediately upon the execution of a stock exchange agreement with the MAS XV Shareholder. Such shares shall be subject to registration by NRPI on Form S-8, at NRPI's sole expense, within 15 days of NRPI closing on the stock exchange agreement with the MAS XV Shareholder. Such shares shall be issued as follows: 260,000 to Cutler, 80,000 to Lebrecht, 60,000 to Bui, 50,000 to Stubler and 50,000 to Eisenberg.

     3.     Miscellaneous.  This  Agreement (i) shall be governed by the laws of
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the  State  of  California;  (ii)  may be executed in counterparts each of which shall constitute an original; (iii) shall be binding upon the successors, representatives, agents, officers and directors of the parties; and (iv) may not be modified or changed except in a writing signed by all parties.


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     This  Consulting  Agreement  has  been  executed as of the date first above written.


NATIONAL  REHAB  PROPERTIES,  INC.

/s/ Richard Alstrom
____________________________________________________________________
By:     Richard  Alstrom,  President  and  Chief  Executive  Officer


CONSULTANTS

/s/ M. Richard Cutler
____________________________________________________
M.  Richard  Cutler


/s/ Brian A. Lebrecht
____________________________________________________
Brian  A.  Lebrecht


/s/ Vi Bui
____________________________________________________
Vi  Bui


/s/ James Stubler
____________________________________________________
James  Stubler


/s/ Samuel Eisenberg
____________________________________________________
Samuel  Eisenberg